Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137162) of CardioGenics Holdings Inc. of our report dated July 29, 2009 relating to the consolidated balance sheet of CardioGenics Holdings Inc. [formerly CardioGenics Inc., (a development stage company)], as of October 31, 2008 and the related consolidated statements of operations, changes in equity (deficit) and cash flows for the year then ended, which appears in this Annual Report on Form 10-K Amendment No. 2. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

(Signed) “BDO Canada LLP”

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario
April 13, 2012